Exhibit 10(i)

FORM OF RESTRICTED STOCK UNIT AGREEMENT

To:	Date of Grant:	Number of Shares:

This Agreement is made and entered into as of the Date of Grant set forth above by and between Energy Future Holdings Corp., a Texas corporation (the “Company”), and you;

WHEREAS, the Company adopted the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant restricted stock units to certain employees, directors and other service providers of the Company or a Subsidiary;

WHEREAS, a “Restricted Stock Unit” shall represent your right to receive one share of common stock of the Company (the “Stock”) upon the lapse of the restrictions on your award, plus the additional rights to receive dividend equivalents (“Dividend Equivalent Right,” or “DER”), in accordance with the terms and conditions set forth herein and in the Plan (the “Award”);

WHEREAS, the Company in order to induce you to continue and dedicate service to the Company and to materially contribute to the success of the Company agrees to grant you this restricted stock unit award in exchange for the stock option awards previously granted to you by the Company pursuant to one or more Non-Qualified Stock Option Agreements, as amended by any subsequent amendment or agreement between you and the Company (the “Option Agreement(s)”);

WHEREAS, a copy of the Plan has been made available to you and shall be deemed a part of this Restricted Stock Unit Agreement (“Agreement”) as if fully set forth herein; and

WHEREAS, you desire to accept the Award made pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, you and the Company agree as follows:

1. The Grant. Subject to the conditions set forth below, the Company hereby grants you, effective as of the Date of Grant set forth above, an award consisting of                      Restricted Stock Units (subject to any adjustment made to this Award pursuant to Section 8 of the Plan in connection with a stock split, spin-off, recapitalization or other transaction that affects the Company’s equity securities). To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letter capitalized, but that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan.

2. No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award. Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 6 or 7, as the case may be.

3. Dividend Equivalent Rights. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall create a bookkeeping account that will track, (a) to the extent the dividend paid to stockholders generally was a cash dividend, the cash value you would have been entitled to receive as if you had been the holder of record of the number of shares of Stock related to the Restricted Stock Units that have not been settled as of the record date, or (b) to the extent the dividend paid to stockholders generally was paid in the form of property, the property you would have been entitled to receive as if you had been the holder of record of the number of shares of Stock related to the Restricted Stock Units that have not been settled as of the record date. All DER amounts credited to your bookkeeping account pursuant to this Section 3, if any, shall be deemed converted into shares of Stock on the date that the Restricted Stock Units vest (based on the Fair Market Value (as such term is defined in the Management Stockholder’s Agreement) of Stock on such date and rounded down to the nearest whole share of Stock) and paid to you in the form of additional shares of Stock on the date that the underlying Restricted Stock Units associated with such DER amounts are settled pursuant to Section 5 below. In the event that the Restricted Stock Units are forfeited to the Company without settlement to you, you will also forfeit any associated DER amounts. No interest will be payable with respect to DER amounts credited to your bookkeeping account, if any, that represent cash dividends. Property, if any, deemed credited to DER bookkeeping accounts representing dividends paid in property will be deemed invested in such property until the DER amounts are deemed converted to shares of Stock pursuant to this Section 3. The bookkeeping accounts, if any, created to track DER amounts are phantom accounts and the Company is under no obligation to set aside cash or property with respect to any DER amounts. Valuations made pursuant to this Section 3 (including any valuation of property deemed credited to a bookkeeping account) will be made by the Committee, or its designee, in its sole discretion and such valuation will be final and binding.

4. Restrictions; Forfeiture. The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 6 or 7 of this Agreement and Stock is issued to you as described in Section 5 of this Agreement. The Restricted Stock Units are also subject to forfeiture to the Company (the “Forfeiture Restrictions”) pursuant to Section 7 of this Agreement.

5. Issuance of Stock.

(a) No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Restricted Stock Units lapse, in accordance with Section 6 or 7. After the Restricted Stock Units vest pursuant to Section 6 or 7, as applicable, the Company shall, subject to any conditions described in subsection (b) below, promptly and within 30 days of such vesting date, cause to be issued Stock registered in your name in payment of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding. The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate. The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement. The value of such shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.

(b) The issuance of Stock to you pursuant to the Option Agreement(s) was conditioned upon certain restrictions contained in Section 4.4 of the Option Agreement(s). You hereby acknowledge that by accepting this Award, the issuance of Stock pursuant to the settlement of your Restricted Stock Units pursuant to this Agreement shall be subject to all the terms and conditions of Section 4.4 of your Option Agreement(s), as amended by this Agreement, including, without limitation, the terms of any Management Stockholder’s Agreement and Sale Participation Agreement previously executed by you, as such forms may be modified under the terms of such agreements; provided, however, that if you have not previously executed a Management Stockholder’s Agreement and/or a Sale Participation Agreement with the Company, you agree that prior to the Company’s issuance of Stock to you pursuant to this Agreement you will execute such documents in the form required by the Company. All Stock issued to you pursuant to this Agreement will (a) constitute “Stock” (as such term is defined in the Management Stockholder’s Agreement) for all purposes under the Management Stockholder’s Agreement, and (b) be treated as “Common Stock” underlying “Options” (as such terms are defined in the Sale Participation Agreement) for all purposes under the Sale Participation Agreement. Section 4.4 of the Option Agreement(s), as amended, is attached hereto as Exhibit A for your convenience.

6. Expiration of Restrictions and Risk of Forfeiture. Unless otherwise provided in Section 7 below, the restrictions on the Restricted Stock Units granted pursuant to this Agreement, including the Forfeiture Restrictions, will expire on September 30, 2014, and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of your vested Restricted Stock Units as set forth in Section 5, provided that you remain in the continuous employ of, or a service provider to, the Company or its Subsidiaries until September 30, 2014.

7. Termination of Services or Change in Control Events.

(a) Termination of Employment Other Than without Cause, for Good Reason, or Due to Death or Disability. In the event your service relationship with the Company or any of its Subsidiaries is terminated for any reason other than by the Company or any of its Subsidiaries without Cause, by your voluntary resignation for Good Reason, or due to your death or Disability (“Cause”, “Good Reason”, and “Disability” as defined in your employment agreement with the Company or any of its Subsidiaries then in effect at the time of your termination of employment) prior to September 30, 2014, then those Restricted Stock Units for which the restrictions have not lapsed as of the date of your termination shall become null and void and those Restricted Stock Units shall be forfeited to the Company.

(b) Termination of Employment without Cause, for Good Reason, or Due to Death or Disability. In the event your service relationship with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries without Cause, by your voluntary resignation for Good Reason, or due to your death or Disability prior to September 30, 2014, a portion of the Restricted Stock Units (the “Pro-Rata Portion”) shall vest and all Forfeiture Restrictions shall lapse with respect to the Pro-Rata Portion on the effective date of your termination of employment. The Pro-Rata Portion shall mean the number of Restricted Stock Units set forth in Section 1 multiplied by a fraction, the numerator of which is the number of days you were employed by the Company or any of its Subsidiaries from February 15, 2011 through the effective date of your termination of employment, and the denominator of which is the number of days between February 15, 2011 and September 30, 2014; all remaining Restricted Stock Units shall become null and void and shall be forfeited to the Company upon your termination of employment. The Restricted Stock Units that become vested pursuant to this Section 7(b) will be settled in accordance with Section 5 above.

(c) Change in Control. In the event that the Company undergoes a Change in Control (as defined in the Plan) prior to September 30, 2014, the Restricted Stock Units shall vest and all Forfeiture Restrictions shall lapse on the effective date of such a Change in Control, provided that you have remained in the continuous employ of, or a service provider to, the Company or its Subsidiaries from the Date of Grant until the effective date of the Change in Control. Upon a Change in Control, your Restricted Stock Units will be settled in accordance with Section 5 above.

8. Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will not be considered as having terminated employment with the Company; however, your rights to the Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

9. Payment of Taxes. It shall be a condition of the obligations of the Company upon delivery of the Stock pursuant to Section 5 above that you pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Stock. The Company may, in its sole discretion, and you hereby authorize the Company to take such actions as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding Stock otherwise deliverable to you hereunder through a net settlement and/or withholding amounts from any compensation or other amount owing to you from the Company), to satisfy the obligations for payment of the minimum amount of any such taxes. Notwithstanding the foregoing provisions of this Section 9, you may, at your election, be permitted to elect to use Stock otherwise deliverable to you hereunder, having an equivalent Fair Market Value (as such term is defined in the Management Stockholder’s Agreement) to the payment that would otherwise be made by you to the Company pursuant to the foregoing provisions of this Section 9, to satisfy such obligations. You are hereby advised to seek your own tax counsel regarding the taxation of the Restricted Stock Units made hereunder.

10. Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is, at the time of issuance, in effect with respect to such shares or (b) in the opinion of legal counsel to the Company, such shares may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11. Lock-Up Period. You hereby agree that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, you will not sell or otherwise transfer any Stock acquired hereunder or other securities of the Company during the 180 day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

12. Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Sections 5(b), 10 and 11 of this Agreement on all certificates representing shares issued with respect to this Award.

13. Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or to perform services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.

14. Furnish Information. You agree to furnish to the Company all information reasonably requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation with respect to the transactions contemplated by this Agreement.

15. No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

16. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

17. No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

18. Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

19. Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

20. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

21. Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax, legal and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you and as a factor weighing against the advisability of granting any such future award to you.

22. Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

23. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

24. Company Action. Any action required of the Company under this Agreement shall be by resolution of the Board or the Committee or by a person or entity authorized to act by resolution of the Board.

25. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

26. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Texas, without giving any effect to any conflict of law provisions thereof, except to the extent Texas state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

27. Consent to Texas Jurisdiction and Venue. You hereby consent and agree that state courts located in Dallas County, Texas and the United States District Court for the Northern District of Texas (Dallas Division) each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Restricted Stock Units, the Plan, or this Agreement. In any such dispute, each of you and the Company agree not to raise, and do hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.

28. Amendment. This Agreement may be amended in accordance with the terms of the Plan.

29. The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

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In Witness Whereof, this Agreement has been executed and delivered by the parties hereto.

ENERGY FUTURE HOLDING CORP.

By:

Its:

GRANTEE

Name:

Address:

EXHIBIT A

Section 4.4 of the Option Agreement(s)

Section 4.4 Conditions to Issuance of Stock Certificates

The Shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for Shares of stock purchased (if certified, or if not certified, register the issuance of such Shares on its books and records) upon the exercise of the Option or a portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b) The execution by the Optionee of the Management Stockholder’s Agreement and a Sale Participation Agreement; and

(c) The lapse of such reasonable period of time following the exercise of the Option as may be required by applicable securities law.

Schedule to Form of Restricted Stock Unit Agreement

In October 2011, EFH Corp. offered its executive officers, including the Named Executive Officers, the right to receive a one-time lump sum grant of restricted stock units under and subject to the terms of the 2007 Stock Incentive Plan for Key Employees of EFH Corp. and Affiliates (the 2007 Plan) in exchange for forfeiting all rights in respect of any and all options to purchase shares of EFH Corp.’s common stock that were granted to the executive officers under the 2007 Plan. Provided that each of the Named Executive Officers accepts the exchange offer, which is expected to be completed in November 2011, the amount of options surrendered and the amount of restricted stock units received by each of the Named Executive Officers will be as set forth below:

Executive Officer	Surrendered Options	RSUs Received
John F. Young	9,000,000	4,500,000
Paul M. Keglevic	3,000,000	1,500,000
David A. Campbell	4,800,000	2,400,000
James A. Burke	2,650,000	1,325,000
M.A. McFarland	2,400,000	1,200,000

In addition, the Company’s executive officers, including each of the Named Executive Officers, are entitled to receive annual grants of restricted stock units in each of 2011, 2012 and 2013. For the Named Executive Officers, the grant of Annual RSUs for each of the 2011, 2012 and 2013 calendar years will consist of 500,000 cliff-vesting restricted stock units (666,667 with respect to Mr. Campbell and 1,500,000 with respect to Mr. Young) that will vest 100% on September 30, 2014.

All restricted stock units granted to the executive officers are subject to such terms, conditions and restrictions contained in the 2007 Plan, the applicable executive officer’s employment agreement and the applicable restricted stock unit agreement.